UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2019

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	HK	New York Stock Exchange (NYSE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On June 10, 2019, Halcón Resources Corporation (the “Company”) announced that effective June 11, 2019 (the “Hire Date”), Richard H. Little was appointed Chief Executive Officer of the Company. Mr. Little, age 47, served as the Chief Executive Officer of Ajax Resources, LLC (“Ajax”), from December 2017 until it sold substantially all of its assets to Diamondback Energy, Inc. in October 2018, after which Mr. Little pursued additional opportunities. Prior to his tenure at Ajax, Mr. Little held progressive roles in operations management with EP Energy Company and its predecessors starting in October 2007 until November 2017. Having started his career as a completions engineer with Halliburton Energy Services, Inc., Mr. Little has accrued over 23 years of experience in the energy business, with more than 10 years in the Permian Basin shale, and has extensive experience in reservoir, drilling, completions, production, and facilities management. Mr. Little received a Bachelor of Science degree in petroleum engineering from Texas A&M University in 1995.

In connection with his appointment, on June 10, 2019, Mr. Little delivered his signed offer letter (the “Offer Letter”) to the Company, pursuant to which, Mr. Little’s employment as Chief Executive Officer of the Company has an initial term of three (3) years, commencing on the Hire Date, and will renew automatically for an additional one (1) year term on each anniversary thereafter, unless either the Company or Mr. Little gives notice of non-renewal at least 90 days prior to the expiration of the then-applicable term.

Under the terms of the Offer Letter, Mr. Little will be entitled to participate in the Company’s compensation program for executives and, in conjunction therewith, will receive an annual base salary of $625,000 as well as the opportunity to earn a target bonus of 100% of annual base salary. For 2019, Mr. Little’s bonus will be equal to a pro-rated amount of his annual salary paid on a monthly basis beginning in June through year-end. Mr. Little is also entitled to receive a cash-based long-term incentive award equal to 350% of Mr. Little’s pro-rated base salary for 2019, which will vest in equal annual installments over three (3) years.

Additionally, the Offer Letter provides that upon the termination of Mr. Little’s employment by the Company without cause or by Mr. Little for good reason, Mr. Little will be entitled to the following severance payments and benefits: (i) a lump-sum amount equal to 100% of Mr. Little’s base salary and annual bonus amount at target level; (ii) a lump-sum amount equal to $36,000 in respect of post-employment health benefits; (iii) if such termination occurs during the last six (6) months of the Company’s fiscal year, paid in lump-sum, a pro-rated portion of Mr. Little’s annual bonus for the year of termination, based on achievement of applicable performance targets at target level for such year; and (iv) with respect to long-term incentive awards to which Mr. Little is entitled, the time vesting portion of such award would vest in full.

Should Mr. Little’s employment be terminated by the Company without cause or by Mr. Little for good reason within six (6) months prior to, or eighteen (18) months following, a change of control event, the Company will provide the severance payments and benefits as described in the preceding paragraph; however, the payment under (i) shall be calculated upon 200% of Mr. Little’s base salary and annual bonus (rather than 100%). All severance payments and benefits, other than payment of accrued but unpaid base salary, are subject to Mr. Little’s execution and non-revocation of a waiver and release agreement.

Other than the foregoing, there is no arrangement or understanding pursuant to which Mr. Little was selected as Chief Executive Officer, and there are no related party transactions involving Mr. Little that are reportable under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Little and any other directors or executive officers of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

June 14, 2019	By:	/s/ Quentin R. Hicks
	Name:	Quentin R. Hicks
	Title:	Executive Vice President, Chief Financial Officer and Treasurer